Exhibit 99.2

Jeff Marrazzo @jeffmarrazzo. 3mIt’s a great day for patients, genetic medicine and the city of Philadelphia. @Roche will help us accelerate the development of more #genetherapies for more patients with new diseases and further expedite @spark_tx’s vision of a world where no life is limited by genetic disease. Spark Therapeutics @spark_tx We’ve entered inot a definitive merger agreement with @Roche to further our vision of a world where no life is limited by genetic disease. Read more: ir.sparktx.com/new/-release/...